Exhibit 4.4

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is entered into as of April 27, 2022 (the “Execution Date”) by and between:

1.	Azure Power India Private Limited, a private limited company incorporated under the laws of India and having its office at 5th floor, Southern Park, D-II, Saket Place, Saket, New Delhi - 110017(hereinafter referred to as the “Indian Company”, which expression shall unless repugnant to the meaning or context thereof, be deemed to include its successors and permitted assigns); and

2.	Mr. Harsh Shah, a citizen of India having PAN ARAPS4885L, and residing at 2003, Vista 3, The Address opposite R-city mall, LBS road, Ghatkopar West, Mumbai 400086 (hereinafter referred to as the “Executive” which expression shall unless repugnant to the meaning or context thereof, be deemed to include his legal heirs).

The Indian Company and the Executive are hereinafter collectively referred to as “Parties” and each individually as a “Party”.

WHEREAS, the Indian Company is desirous of appointing the Executive as its Chief Executive Officer (“CEO”), in accordance with, as well as recommending the Executive for appointment as the Chief Executive Officer of the Mauritius Company (as defined in this Agreement), on the terms and conditions, contained herein, and the Executive desires to be appointed as the CEO of each of the Companies (as defined in this Agreement), in accordance with, and on the terms and conditions, contained herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual provisions contained herein and for other good and valuable consideration, the adequacy and sufficiency of which is acknowledged by all Parties, the Parties agree as follows:

1.	Duties and Scope of Employment, etc.

(a)	Positions and Duties.

(i)	The Indian Company hereby agrees to employ the Executive, and the Executive agrees to be employed by the Indian Company, in accordance with the terms and conditions of this Agreement from the “Effective Date” of September 1, 2022 (or such earlier date as agreed between the Indian Company and the Executive in writing), subject to completion of satisfactory background checks, to the sole satisfaction of each of the India Company Board and Mauritius Company Board. Based on the recommendation of the India Company Board, commencing from the Effective Date, the Mauritius Company shall employ the Executive, and the Executive agrees to be employed by the Mauritius Company, in accordance with the terms and conditions of this Agreement.

(ii)	The Executive will serve as the CEO of the Indian Company and Mauritius Company, and in such additional positions as the Indian Company and/ or Mauritius Company may designate from time to time. The employment of the Executive with the Indian Company and the Mauritius Company shall be co-terminus.

(iii)	In his capacity as the Indian Company’s and Mauritius Company’s CEO, the Executive will: (a) report to the Indian Company’s Board of Directors (“India Company Board”) and the Mauritius Company’s Board of Directors (“Mauritius Company Board”); (b) perform such duties and responsibilities normally attendant to such positions and such other additional and different duties as the relevant Company may from time to time assign which are consistent with the Executive’s position; and (c) act in compliance with the Indian Company’s and Mauritius Company’s constituent documents, applicable law and regulations, and any directives or policies established by the India Company Board and Mauritius Company Board.

(iv)	The Executive’s principal place of employment shall be at the Indian Company’s corporate office in Delhi, India.

(b)	Employment Term.

(i)	The term of employment (the “Term”) of the Executive shall commence on and from the Effective Date and end upon the effective date (the “Termination Date”) of his termination or resignation from employment with the Company for any reason.

(ii)	For the avoidance of doubt:

(1)	the effective date of termination (other than for “Cause” (as defined in this Agreement)) shall not be earlier than the last day of the applicable required notice period provided for in this Agreement, subject to the provisions of Section 1(c) below; and

(2)	the effective date of termination for Cause (as defined in this Agreement) shall be as determined by the Indian Company, in its sole and exclusive discretion.

(iii)	The employment of the Executive by Indian Company and Mauritius Company is co-terminus, and his termination by one Company will automatically be deemed to be his termination by the other Company.

(c)	Notice. Each Party agrees to provide the other with ninety (90) days’ notice, or such other notice period as mutually agreed between the Parties in writing (“Notice Period”), prior to terminating this Agreement for reasons other than “Cause” (as defined below) (“Termination Notice”). The Indian Company may, in its sole and exclusive discretion: (i)

place the Executive on “Garden Leave” (as defined in this Agreement) for up to the duration of the Notice Period; or (ii) in lieu of providing notice within the prescribed period, satisfy its Notice Period obligation under this Section, by providing the Executive with the equivalent of ninety (90) days’ of the Executive’s Fixed Pay (as defined in this Agreement). The Executive shall have no right to satisfy the Notice Period obligations by providing the Indian Company with any consideration, unless agreed in writing by the Indian Company, in which case the Indian Company shall also have the right to seek payments in lieu of the Notice Period, equivalent to ninety (90) days’ of the Executive’s Fixed Pay (as defined in this Agreement). It is clarified that the Indian Company or Mauritius Company shall be entitled to terminate the Executive’s employment for Cause, immediately, without any notice requirements.

(d)	Executive Position. During the Term, the Executive’s position will be CEO of the Indian Company and Mauritius Company or in such other additional position or positions as the Indian Company and/ or Mauritius Company may designate from time to time. The Executive will have such duties, authorities and responsibilities as are commensurate with his position. All of the Executive’s duties, responsibilities and powers with respect to the Indian Company and Mauritius Company, will, at all times, be subject to the order, direction and supervision of the Chairperson of the India Company Board or Mauritius Company Board (as the case may be) and or any other designee, who is a non-executive member of the India Company Board or Mauritius Company Board (as the case may be), as the India Company Board or Mauritius Company Board (as the case may be) may determine. During the Executive’s employment with the Company, the Executive (without prejudice to Section 6): (i) will devote his full vocational time and best efforts to the furtherance of the business of the “Group” (as defined in this Agreement) on a full-time basis; (ii) will exercise the highest degree of loyalty and the highest standards of conduct in the performance of his duties; (iii) will comply with all applicable laws and regulations; (iv) will not, except as noted herein or as required for furtherance of the Executive’s duties with the Group, engage in any other business activity (other than Passive Investments), whether or not such business activity is pursued for gain, profit or other pecuniary advantage, without the express written consent of the India Company Board and Mauritius Company Board, which consent shall be at the sole discretion of each of the India Company Board and Mauritius Company Board; (v) will not engage, directly or indirectly, in any activity, employment or business venture (other than Passive Investments), whether or not for remuneration, that is competitive, same or similar with the Group’s business in any respect or make any preparations to engage in any competitive activities; (vi) will not take any action or make any omission that deprives the Group of any business opportunities or otherwise act in a manner that conflicts with the best interest of the Group or is detrimental to the business of the Group; and (vii) will not accept any appointment / nomination, or be appointed / nominated, on the board of directors or other governing body of any body corporate (other than in respect of the Group, as specifically required by the Indian Company or the Mauritius Company in connection with the Executive’s employment), without the express written consent of the India Company Board and Mauritius Company Board, which consent shall be at the sole discretion of each of the India Company Board and Mauritius Company Board.. If the Executive wishes to engage in an outside activity not expressly permitted under the terms of this Section, the Executive shall first propose such activity to each of the India Company Board and Mauritius Company Board for its determination as to whether such activities are permissible. Even if the India Company Board and Mauritius Company Board consent to the Executive’s engagement in an outside activity, the India Company Board and/or Mauritius Company Board shall have the right to revoke its consent at any time, and upon notice to the Executive of such revocation of consent, the Executive shall terminate such outside activity at the earliest practicable opportunity.

It is clarified that for the purposes of the above, the term “Passive Investment” shall mean: (i) ownership of up to two percent of any class of securities of a company regularly traded on a national stock exchange or other public market; or (ii) ownership of unlisted securities of a company of less than 50% (on a fully diluted basis), subject to: (A)the Executive not having the right or ability to control or influence the management or decisions (directly or indirectly) of such company, (B) the Executive not having any rights to appoint a nominee, or any right to being appointed, on the board of such company, and (C) the Executive not having any other role in such company, except that of a shareholder holding minority shares in such company.

(e)	Representations and Warranties by the Executive. The Executive’s employment with the Companies is conditioned on the Executive’s representations and warranties to the Indian Company and Mauritius Company that:

(i)	he is not disqualified or prevented from acting as the CEO of the Indian Company and the Mauritius Company under applicable law or regulation;

(ii)	his execution, delivery and performance of his duties under this Agreement will not violate, conflict with, result in a breach of the terms, conditions or provisions of, result in the creation of any encumbrances or constitute a default (or an event that, with the giving of notice or lapse of time or both, would constitute a default) or an event creating rights of acceleration, modification, termination, cancellation or a loss of rights under any contract to which the Executive is a party, including any non- compete or non-solicitation agreement or obligation, any approval, order, judgment, decree or award to which the Executive is a party or by which he is bound or any law applicable to the Executive; and

(iii)	this Agreement has been duly and validly executed by the Executive and upon execution and delivery, this Agreement will constitute, legal, valid and binding obligations of the Executive, enforceable against him in accordance with its terms.

2.	Compensation.

(a)	Fixed Pay. During the Term, the Indian Company will pay the Executive the salary set forth in the table below as compensation for his services (the “Fixed Pay”). The Fixed Pay will be paid monthly in accordance with the Indian Company’s normal payroll practices and be subject to the usual applicable withholdings.

Period	Salary
From the Effective Date till (including) March 31, 2023	Annual salary of INR 3,75,00,000 (the “Initial Fixed Pay”)
For the period after March 31, 2023	To be determined by the India Company Board based on the outcome of the annual performance review process

(b)	Variable Pay.

(i)	In addition to the Fixed Pay, with respect to each completed fiscal year of the Indian Company during the Term (excluding the Notice Period), the Executive shall be eligible to earn a variable pay which may range from NIL to 125% of the Fixed Pay for such fiscal year (the “Variable Pay”), with a target Variable Pay of 75% of Fixed Pay of such fiscal year (the “Target Variable Pay”). The actual amount of Variable Pay will be determined by the India Company Board, and based on the achievement of annual individual and Company level performance objectives established by the India Company Board, subject to: (x) the Executive’s continuing employment with the Companies through the applicable payment date for any such Variable Pay (in the manner contemplated herein), and (y) the Executive’s employment not having been terminated for Cause, the Executive not being placed on Garden Leave, or the Notice Period not commencing.

(ii)	In accordance with the above, the Variable Pay for each fiscal year as determined as being payable as of March 31 of the fiscal year (“Relevant FY for Variable Pay”), shall be paid as follows:

(I)	67% of the Variable Pay for Relevant FY for Variable Pay will be paid by June 15 of the fiscal year immediately succeeding the Relevant FY for Variable Pay;

(II)	The balance Variable Pay for the Relevant FY for Variable Pay (“Deferred Variable Pay”) shall be paid in three equal installments with the salary payout for the month of April of the three calendar years immediately succeeding the calendar year referred in (I) above.

By way of illustration:

Payment of the Variable Pay for the fiscal year ending March 31, 2023 (“FY 22-23”, being the Relevant FY for Variable Pay in this illustration) will be as follows:

•	67% of the Variable Pay for FY 22-23 shall be payable by June 15, 2023;

•	11% of the Variable Pay for FY 22-23 shall be payable along with the payment of the Executive’s salary for the month of April 2024;
•	11% of the Variable Pay for FY 22-23 shall be payable along with the payment of the Executive’s salary for the month of April 2025 ;
•	11% of the Variable Pay for FY 22-23 shall be payable along with the payment of the Executive’s salary for the month of April 2026 .

The individual performance objectives used in determining Variable Pay for a fiscal year will be established by the Indian Company prior to the commencement of the fiscal year to which the Variable Pay relates.

For the fiscal year ended March 31, 2023, the Executive’s Variable Pay and Target Variable Pay shall be an amount equal to his Variable Pay and Target Variable Pay respectively prorated for the period from the Effective Date through March 31, 2023.

(iii)	In the event the Executive’s employment is terminated for (A) reasons other than for Cause, or (B) if the Executive resigns from employment, then only the portion of the Deferred Variable Pay for the fiscal year(s) prior to the date of such termination/ resignation which has not yet been paid to the Executive, shall be paid to the Executive.

(c)	Long Term Incentive Compensation.

(i)	The Executive shall, in each completed fiscal year, be entitled to long term incentive compensation (the “Long Term Incentive Compensation” or “LTIC”) of an amount of up to 167% of the Initial Fixed Pay for the period of 6 years on and from the fiscal year in which the Effective Date falls, payable as below (less any applicable withholdings). The payment of LTIC shall at all times be subject to (x) the Executive’s continuing employment with the Companies through the applicable payment date for any such LTIC (in the manner contemplated herein), and (y) the Executive’s employment not having been terminated, the Executive not being placed on Garden Leave or the Notice Period not commencing. The LTIC for the subsequent 6 year period on and from the fiscal year in which the Effective Date falls shall be determined by the India Company Board in its sole discretion, subject to the Executive’s employment not being terminated, the Executive not being placed on Garden Leave or the Notice Period not commencing.

The LTIC which is determined as receivable by the Executive (per this Section 2(c)) for a fiscal year (“Relevant FY for LTIC”) shall be payable in tranches as below:

(a)	20% of the LTIC for the Relevant FY for LTIC, shall be paid by along with the payment of the Executive’s salary for the month of April of the fiscal year immediately succeeding Relevant FY for LTIC (such payment date being the

“Initial LTIC Payment Date”);

(b)	30% of the LTIC for the Relevant FY for LTIC shall be paid 12 months after Initial LTIC Payment Date;

(c)	50% of the LTIC for the Relevant FY for LTIC shall be paid 24 months after Initial LTIC Payment Date. The amounts mentioned in (b) and (c) above are referred to as “Deferred LTIC”.

(ii)	The amount of LTIC payable to the Executive for the fiscal year ending on March 31, 2023 shall depend upon the Executive meeting the Key Performance Parameters set by India Company Board (as determined by the India Company Board). As per the discussions with the Executive, below are some of the important Key Performance Parameters which shall be the focus for the Financial Year ending March 31, 2023:

•	Establishing and stabilizing the organization structure
•	Setting a long-term vision, mission and strategy
•	Setting up the plan for completion of the contracted PPAs
•	Delivery of budget targets and Key Performance Indicators; and
•	Ensuring adherence to the schedule for the 4GW project.

(iii)	Immediately after the Effective Date, the Executive and the India Company Board shall develop a five year plan effective on and from the fiscal year starting April 1, 2023 (“LTIC Plan”), highlighting the Key Performance Parameters for grant of LTIC. The LTIC Plan shall be reviewed and revised annually by the India Company Board based on prevalent market conditions. The amount of LTIC payable to the Executive for the fiscal years commencing from April 1, 2023 shall depend upon the Executive meeting the Key Performance Parameters set out in the prevalent LTIC Plan (as determined by the India Company Board).

(iv)	The LTIC may be paid (at the sole discretion of the Companies):

(A)	In case the Mauritius Company is not listed on any stock exchange, through cash payment of LTIC amount (less any applicable withholdings) by the Indian Company as per the timelines specified in Section 2(c)(i) above;

(B)	In case the Mauritius Company is listed on any stock exchange, through issuance or transfer of common shares of the Mauritius Company (“Common Stock”) for the value of LTIC. In this regard, the value of Common Stock shall be calculated based on the ‘6 month VWAP’ (“Issuance Price”). Herein, ‘6 month VWAP’ means:

The number mathematically computed by:

(X)	Multiplying: (i) the closing price of the Common Stock, as reported in Bloomberg or such other source as the India Company Board (on recommendation from Mauritius Company Board) deems reliable, for each of the Trading Days in the 6 month period immediately prior to date of grant of the relevant LTIC, (ii) the trading volume of the Common Stock, as reported in Bloomberg or such other source as the India Company Board (on recommendation from Mauritius Company Board) deems reliable, for each such Trading Day;

(Y)	determining the sum of the product of (X) above for such 6 month period; and

(Z)	dividing such sum by the cumulative trading volume, which is the sum of the trading volume of the Common Stock for each Trading day in such 6 month period.

LTIC in case of delisting subsequent to award of LTIC:

(C)	In case any Common Stock is awarded to the Executive in accordance with this Section 2(c) while the Mauritius Company is listed but, prior to issuance/ transfer of Common Stock, the Mauritius Company delists, then the value of the Common Stock acquired by the Executive will be determined basis the relevant Issuance Price (calculated in accordance with the formula for ‘6 month VWAP’ specified in Section 2(c)(iv)(B) above) for the Common Stock, determined from the date of grant of the relevant Common Stock as part of the LTIC (“VWAP Delisted Value”). In this regard, the VWAP Delisted Value will be paid to the Executive (in lieu of the Executive surrendering / consenting to extinguishment of his entitlement to Common Stock) less any applicable withholdings, by the Indian Company. It is clarified however that (i) such payment shall only be in made accordance with the timelines specified in Section 2(c)(i) above; and (ii) there will be no acceleration of the LTIC / issuance or transfer of Common Stock to the Executive on account of the delisting of the Mauritius Company.

(D)	In case any Common Stock is already issued or transferred to the Executive in accordance with Section 2(c)(iv)(B) above, and subsequently the Mauritius Company ceases to be listed on any stock exchange, then the Executive shall transfer such Common Stock to the Mauritius Company as part of its delisting process, and the price paid to the Executive for such Common Stock shall be a function of: the delisting price paid by the Mauritius Company to its shareholders at the time of delisting multiplied by the number of Common Stock then held by the Executive, less any applicable withholdings, by the Indian Company. It is clarified that at the time of such delisting, the Executive shall mandatorily sell/ transfer, and the Executive hereby undertakes to sell/ transfer such Common Stock to the Mauritius Company.

(d)	Sign on bonus: The Executive shall be entitled to receive INR 1,50,00,000 as a sign-on bonus (“Sign On Bonus”) paid by the Indian Company as additional incentive to the Executive for agreeing to taking up employment and undertake the responsibilities and obligations set out herein. The Sign On Bonus shall be paid to the Executive, after deduction of applicable withholding taxes, along with the payment of the first salary of the Executive. The Executive acknowledges that the Sign On Bonus is being paid in reliance of the Executive’s representation that he will continue in employment beyond 2 years from Effective Date. In the event, the employment of the Executive terminates, for any reason whatsoever: (i) within 12 months of Effective Date, then 100% of the Sign On Bonus shall be clawed back by the Indian Company, and shall be payable by the Executive, and the Indian Company shall be entitled to set-off the Sign On Bonus, against any amounts payable to the Executive in terms of this Agreement; and (ii) after 12 months but before 24 months of Effective Date, then 50% of the Sign On Bonus shall be clawed back by the Indian Company, and shall be payable by the Executive, and the Indian Company shall be entitled to set-off 50% of the Sign On Bonus, against any amounts payable to the Executive in terms of this Agreement. It is clarified that for the purposes of determination of ‘employment’ in the above, the Notice Period or any period of Garden Leave, shall be excluded.

Parties acknowledge that the payment of the Sign On Bonus is purely as an incentive payment and shall not be construed as compensation for any services provided by the Executive to Indian Company or Mauritius Company or payment for any goods exchanged.

(e)	Compensatory bonus: The Executive shall additionally be entitled to receive an additional bonus (“Compensatory Bonus”), calculated in accordance with this Agreement, and paid by the Indian Company as compensation for relinquishment of other entitlements in the Executive’s previous employment. The Executive acknowledges that the Compensatory Bonus shall be paid in accordance with this Agreement in reliance of the Executive’s representation that he will continue in employment beyond 2 years from Effective Date.

In this regard, the Executive shall, no later than 15 days from the Effective Date, provide a written declaration/ representation to the Indian Company of the exact amount of compensation and other entitlements received with respect to lapsed long term incentive plan and annual bonus (if any) from the Executive’s previous employment (“Declaration of Receipt”) excluding leave encashment, gratuity, reimbursements and already paid compensation prior to resignation from the previous company. Upon receiving such Declaration of Receipt, the Indian Company shall set-off the amounts specified in the Declaration of Receipt against the amount of INR 2,50,00,000, and such resultant amount shall be paid by the Indian Company as the Compensatory Bonus to the Executive along with the payment of the first salary to the Executive after the date of receiving the Declaration of Receipt. The Executive hereby represents and warrants to the India Company that the details set out in the Declaration of Receipt shall be true, correct and accurate, and not misleading in any manner, and no relevant information shall be excluded from such Declaration of Receipt.

In the event, the employment of the Executive terminates, for any reason whatsoever: (i) within 12 months of Effective Date, then 100% of the Compensatory Bonus shall be clawed back by the Indian Company, and shall be payable by the Executive, and the Indian Company shall be entitled to set-off the Compensatory Bonus, against any amounts payable to the Executive in terms of this Agreement; and (ii) after 12 months but before 24 months of Effective Date, then 50% of the Compensatory Bonus shall be clawed back by the Indian Company, and shall be payable by the Executive, and the Indian Company shall be entitled to set-off 50% of the Compensatory Bonus, against any amounts payable to the Executive in terms of this Agreement. It is clarified that for the purposes of determination of ‘employment’ in the above, the Notice Period, or any period of Garden Leave, shall be excluded.

Parties acknowledge that the payment of the Compensatory Bonus is purely as an additional incentive payment and shall not be construed as payment for any services provided by the Executive to Indian Company or Mauritius Company or payment for any goods exchanged.

(f)	Other. During the Term , for so long as the Executive meets the eligibility requirements of the applicable plan, practice, policy or program of Indian Company and/ or Mauritius Company: (i) except as specifically provided herein, the Executive shall be entitled to participate in all savings and retirement plans, practices, policies and programs of Indian Company and/ or Mauritius Company that are made available generally to other executive officers of Indian Company and/ or Mauritius Company, and (ii) except as specifically provided herein, the Executive and/or the Executive’s family, as the case may be, shall be entitled to participate in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs (including Indian Company and/ or Mauritius Company’s health insurance and disability plans) provided by Indian Company and/ or Mauritius Company that are made available to other executive officers of Indian Company and/ or Mauritius Company (for the avoidance of doubt, such plans, practices, policies or programs shall not include any plan, practice, policy or program which provides benefits in the nature of severance or continuation pay). Each of the Indian Company and Mauritius Company may change, amend or discontinue any of its employee benefit plans, practices, policies and programs at any time during the Executive’s employment with the Indian Company or Mauritius Company, and nothing contained herein will obligate the Indian Company and/ or Mauritius Company to institute, maintain or refrain from changing, amending or discontinuing any employee benefit plan, practice, policy or program.

(g)	Clawback. The Executive agrees that the compensation and benefits provided under this Agreement will be subject to forfeiture, cancellation, recoupment or clawback as required by applicable laws, government regulations and stock exchange requirements. The Executive further agrees that any incentive compensation paid or payable under this Agreement (including any Variable Pay and Long Term Incentive Compensation) will be subject to forfeiture, cancellation, recoupment or clawback in accordance with the terms of applicable law or the U.S. Dodd Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and rules and regulations thereunder in the event the Indian Company or

Mauritius Company is required to restate its financial statements, regardless of whether the Indian Company or Mauritius Company is then subject to the Dodd-Frank Act. For the avoidance of doubt, the Executive’s agreement to clawback under this Section 2(g) will not apply to restatements of the Indian Company or Mauritius Company’s financial statements due to acts, omissions or events that occurred prior to the Effective Date.

(h)	Vacation. The Executive will be entitled to paid vacation in accordance with the policy as applicable to other executive officers of the Indian Company and/or Mauritius Company (as may be determined by the India Company Board), with the timing and duration of specific days off mutually and reasonably agreed to by the Parties.

(i)	Expenses. The Indian Company will reimburse the Executive for reasonable business related travel, entertainment or other expenses incurred by the Executive in the furtherance of or in connection with the performance of the Executive’s duties hereunder, in accordance with Indian Company’s expense reimbursement policy for executive officers of Indian Company and/or Mauritius Company in effect from time to time (as may be determined by the India Company Board). The Executive will be reimbursed as per the actual amounts incurred (duly substantiated), not exceeding an amount of INR 5,00,000 for relocation related expenses, as a one-time reimbursement.

3.	Severance.

(a)	Termination other than for Cause. The Indian Company or the Mauritius Company is, subject to the terms of this Agreement, entitled to terminate the employment of the Executive for any reasons whatsoever, by providing the Termination Notice. If during the Term (excluding the Notice Period) the Indian Company or Mauritius Company terminates the Executive’s employment other than for Cause, subject to the provisions of Section 4 and applicable law and regulation, the Executive will be entitled to: (i) Fixed Pay due but unpaid (including any specific entitlement during the Notice Period in accordance with Section 1(c) above); (ii) subject to the other provisions of this Agreement, the vested Deferred Variable Pay as set out in Section 2(b)(iii) of this Agreement (iii) benefits to which the Executive is entitled under applicable laws and pursuant to any employee benefit plans of the Companies as of the Termination Date (except any severance plan), subject to the Executive serving the Notice Period; and (iv) reimbursement of business expenses for which the Executive is entitled to reimbursement under Section 2(i) but for which Executive has not been reimbursed as of the Termination Date and for which invoices have been provided in accordance with this Section 3(a). Other than the foregoing, the Indian Company and the Mauritius Company shall not have any further obligation to the Executive. It is clarified that these aforementioned amounts shall be paid (less applicable withholdings) within 45 days from the Termination Date, provided that the Executive shall be obligated to provide the Indian Company invoices of all business expenses incurred within 10 days of Termination Date. It is further clarified that upon such termination the Executive will not be entitled to, and shall automatically (without any further actions) relinquish all claims to, LTIC such that no further amounts are payable to the Executive in respect of LTIC.

(b)	Termination for Cause: The Indian Company or the Mauritius Company is at all times entitled to terminate the employment of the Executive for Cause, immediately, and without complying with the notice requirements set out in this Agreement. If during the Term (including any Notice Period), the Indian Company or Mauritius Company terminates the Executive’s employment for Cause, the Executive shall not be entitled to receive any payments, except to the extent mandated by law. It is clarified that any amounts/benefits that are provided for only under the terms of employment or the policies of the Companies and are not mandated by law (such as, but not limited to, LTIC and Variable Pay), will not be payable. Any amount so payable shall be paid (less applicable withholdings) within 45 days from the Termination Date.

(c)	Cessation of employment due to resignation by the Executive. The Executive is, subject to the terms of this Agreement, entitled to resign from the employment for any reasons whatsoever, by providing the Termination Notice. If during the Term, the Executive resigns from employment for any reason whatsoever, subject to the provisions of applicable law and regulation, the Executive will be entitled to: (i) the Fixed Pay due but unpaid to him (including any specific entitlement during the Notice Period in accordance with Section 1(c) above); (ii) vested benefits to which the Executive is entitled under applicable laws and pursuant to any employee benefit plans as of the Termination Date (except any severance plan), subject to the Executive serving the Notice Period; (iii) reimbursement of business expenses for which the Executive is entitled to reimbursement under Section 2(i) but for which Executive has not been reimbursed as of the Termination Date and for which invoices have been provided in accordance with this Section 3(c); and (iv) subject to the other provisions of this Agreement, the vested Deferred Variable Pay as set out in Section 2(b)(iii) of this Agreement. Other than the foregoing, the Indian Company and the Mauritius Company shall not have any further obligation to the Executive. It is clarified that these aforementioned amounts shall be paid (less applicable withholdings) within 45 days from the Termination Date, provided that the Executive shall be obligated to provide the Indian Company invoices of all business expenses incurred within 10 days of Termination Date. It is clarified that any amounts/benefits that are provided for only under the terms of employment or the policies of the Companies and are not mandated by law (such as, but not limited to, LTIC), will not be payable.

(d)	Exclusive Remedy. In the event of a termination of the Executive’s employment with the Indian Company or Mauritius Company, the provisions of this Section 3 are intended to be and are exclusive and in lieu of any other rights or remedies to which the Executive or the Indian Company or Mauritius Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement.

4.	Conditions to Receipt of Severance: No Duty to Mitigate.

(a)	Separation Agreement and Release of Claims. The Executive acknowledges and agrees that (i) the Company’s payment of the severance compensation detailed in Section 3, will be deemed to constitute a full settlement and discharge of any and all obligations of the Companies and their Affiliates to the Executive arising out of this Agreement, the Executive’s employment with the Companies and their Affiliates and/or the termination of the Executive’s employment with the Companies and their Affiliates; and (ii) upon payment of the severance compensation detailed in Section 3, the Company will stand discharged of all obligations towards the Executive, and the Executive shall, automatically and without any further action, be deemed to have fully and unqualifiedly released Indian Company and Mauritius Company, their Affiliates, and all of their present and/ or former owners, officers, directors, employees, agents, attorneys, insurers, representatives, employee benefit plans and their fiduciaries, both individually and in their representative capacities. The Executive further acknowledges and agrees that as a condition precedent to receiving any of the severance compensation detailed in Section 3, the Executive will execute, deliver to the Companies, and not revoke a release agreement, in a form prepared by, and satisfactory to, the Indian Company (the “Executive Release Agreement”, key parameters of which have been set out in Schedule 1) pursuant to which the Executive will release and waive, to the fullest extent permitted by law, all claims against the Indian Company and Mauritius Company, their Affiliates, and all of their present and/ or former owners, officers, directors, employees, agents, attorneys, insurers, representatives, employee benefit plans and their fiduciaries, both individually and in their representative capacities, including, without limitation, all claims arising out of this Agreement, the Executive’s employment with Companies and/or their Affiliates, and/or the termination of Executive’s employment with the Companies and/or their Affiliates. The severance compensation described in Section 3 is in lieu of any severance benefits under any severance policy or plan the Indian Company or Mauritius Company may have now or in the future, and the Executive acknowledges that the Executive is not entitled to any other severance benefits and the Executive further undertakes to timely execute the Executive Release Agreement.

(b)	Confidential Information, Non-solicitation. and Non-Competition. The receipt of any severance compensation pursuant to Section 3 will be subject to the Executive not violating the provisions of Sections 5 and 6. In the event the Executive breaches the provisions of Sections 5 and 6, all payments and benefits to which the Executive may otherwise be entitled pursuant to Section 3 will immediately cease, to the extent permissible under law.

(c)	No Duty to Mitigate. Except as expressly provided herein, the Executive shall not be required to seek other employment or otherwise mitigate the amount of any payments to be made by the Companies pursuant to this Agreement. Except as otherwise provided herein, the payments provided pursuant to this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer after the termination of the Executive’s employment or otherwise.

5.	Non-Disclosure of Confidential Information.

(a)	Confidential Information. For purposes of this Agreement, the term “Confidential Information” means any and all of the Group’s trade secrets, confidential and proprietary information and all other nonpublic information and data of or about the Group and its business, including, without limitation, lists of customers, information pertaining to customers, marketing plans and strategies, information pertaining to suppliers, pricing information, engineering and technical information, software codes, cost information, data compilations, research and development information, business plans, financial information, personnel information, information received from third parties that the Group has agreed to keep confidential, and information about prospective customers or prospective products and services, whether or not reduced to writing or other tangible medium of expression, including, without limitation, work product created by the Executive in rendering services for the Group; provided, however, that “Confidential Information” shall not include information that: (i) is or becomes generally available to the public by use, publication or the like, through no fault of the Executive; (ii) is obtained without restriction by the Executive after termination of the Executive’s employment with the Companies from a third party who had the legal right to disclose such information to the Executive; (iii) the Executive possessed prior to the Executive’s employment with the Companies; or (iv) is independently developed by the Executive without the use of any of the Group’s Confidential Information after the termination of his employment with the Companies.

(b)	Non-Disclosure Obligations. During the Executive’s employment with the Companies and thereafter, the Executive will not use or disclose to others any of the Confidential Information, except: (i) in the course of the Executive’s work for and on behalf of the Group, (ii) with the prior written consent of the Companies, (iii) as required by law or judicial process, provided the Executive promptly notifies the Companies in writing of any subpoena or other judicial request for disclosure involving Confidential Information or trade secrets, and cooperates with any effort by the Group to obtain a protective order preserving the confidentiality of the Confidential Information or trade secrets, or (iv) in connection with reporting possible violations of law or regulations to any governmental agency or from making other disclosures protected under any applicable whistleblower laws. The Executive agrees that the Group owns the Confidential Information and the Executive has no rights, title or interest in any of the Confidential Information. Additionally, the Executive will abide by Indian Company and Mauritius Company’s policies protecting the Confidential Information, as such policies may exist from time to time. At the Indian Company or Mauritius Company’s request or upon termination of the Executive’s employment with the Companies for any reason, the Executive will immediately deliver to the Companies any and all materials (including all copies and electronically stored data) containing any Confidential Information in the Executive’s possession, custody or control. Upon termination of the Executive’s employment with the Companies for any reason, the Executive will, if requested by the Companies, provide the Companies with a signed written statement disclosing whether the Executive has returned to the Companies all materials (including all copies and electronically stored data) containing any Confidential Information previously in the Executive’s possession, custody or control.

(c)	Whistleblower Laws. Notwithstanding anything herein or in any other agreement with or policy (including without limitation, any code of conduct or the employee manual) of Indian

Company or Mauritius Company, nothing herein or therein is intended to or shall: (i) prohibit the Executive from making reports of possible violations of: (A) U.S. federal law or regulation (even if the Executive participated in such violations) to, and cooperating with, any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes- Oxley Act of 2002 or of any other whistleblower protection provisions of U.S. state or federal law or regulation; and (B) Indian law or regulation (even if the Executive participated in such violations) to, and cooperating with, any governmental agency or entity in accordance with the provisions of the Whistle Blowers Protection Act, 2014 or of any other whistleblower protection provisions of any applicable Indian law or regulation; (ii) require notification to or prior approval by the Indian Company or Mauritius Company of any such reporting or cooperation; or (iii) result in a waiver or other limitation of the Executive’s rights and remedies as a whistleblower, including to a monetary award. Notwithstanding the foregoing, the Executive is not authorized (and the above should not be read as permitting the Executive) to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege. Furthermore, the Executive will not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made (X) in confidence to a U.S. federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of U.S. law or (Y) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.

(d)	Survival of Non-Disclosure Obligations. The Executive’s confidentiality/non-disclosure obligations under this Agreement continue after the termination of Executive’s employment with the Companies. With respect to any particular trade secret information, Executive’s confidentiality/non- disclosure obligations will continue as long as such information constitutes a trade secret under applicable law. With respect to any particular Confidential Information that does not constitute a trade secret, the Executive’s confidentiality/non- disclosure obligations will continue as long as such information remains confidential, and will not apply to information that becomes generally known to the public through no fault or action of the Executive or others who were under confidentiality obligations with respect to such information.

6.	Non-Solicitation and Non-Competition.

(a)	Non-Competition. During the Term and the “Non-Compete Time Period” (as defined in this Agreement), the Executive will not within the “Restricted Geographic Area” (as defined in this Agreement) engage in (including, without limitation, being employed by, working for, or rendering services to) any “Competitive Business” (as defined in this Agreement) in any “Prohibited Capacity” (as defined in this Agreement). Notwithstanding the foregoing, if the Competitive Business has multiple divisions, business units, lines or segments, some of which are not competitive with the business of the Group, nothing herein will prohibit the Executive from being employed by, working for or assisting any division, business unit, line or segment of such Competitive Business that is not competitive with the business of the Group.

(b)	Customer Restrictions. During the Term and the “Restricted Time Period”, the Executive will not sell, market or provide, attempt to sell, market or provide, or assist any Person in the sales, marketing or provision of, any “Competing Service/Product” (as defined in this Agreement) to any of the Group’s Customers (excluding any governmental agencies / authorities which are the Group’s Customers or existing customer of the new organization) with respect to whom, at any time during the Executive’s employment with the Companies, the Executive had any business contact on behalf of the Group, the Executive had any relationship, business development, sales, service or account responsibility (including, without limitation, any supervisory or managerial responsibility) on behalf of the Group, or the Executive had access to, or gained knowledge of, any Confidential Information concerning the Group’s business with such customer, or otherwise solicit or communicate with any such customers for the purpose of selling, marketing or providing, attempting to sell, market or provide, or assisting in any Person in the sales, marketing or provision of, any Competing Service/Product.

(c)	Non-Interference with Contractors, Vendors, or Other Relationships. During the Restricted Time Period, the Executive will not urge, induce or seek to induce any of the Group’s independent contractors, subcontractors, business partners, distributors, brokers, consultants, sales representatives, customers, referral sources, vendors, suppliers or any other Person with whom the Group has a business relationship to terminate their relationship with, or representation of, the Group or to cancel, withdraw, reduce, limit or in any manner modify any such Person’s business with, or representation of, the Group.

(d)	Employee Restrictions. During the “Restricted Time Period”, the Executive will not: (i) solicit for employment, hire, employ, engage the services of, or attempt to hire, employ, or engage the services of, any individual who is an employee of the Group; (ii) assist any Person in the recruitment, hiring or engagement of any individual who is an employee of the Group; (iii) urge, induce or seek to induce any individual to terminate his/her employment with the Group; or (iv) advise, suggest to or recommend to any Competitive Business that it employ, engage the services of, or seek to employ or engage or engage the services of any individual who is an employee of the Group.

(e)	Non-Competition Compensation. During the Non-Compete Time Period, the Company will pay the Executive an amount equivalent to 6 months of the annualized Fixed Pay in effect as of the Termination Date as consideration for the Executive’s undertakings in Section 6(a) to (d) above (the “Non-Competition Compensation”). The Non-competition Compensation will be paid by the Indian Company in one single bullet payment at the end of the Non- Compete Time Period subject to the applicable withholdings. In the event of a breach or threatened breach of the Executive’s obligations under Section 5 or this Section 6, the Company shall be entitled to: (i) not make any Non-Competition Compensation as of the date of such breach or threatened breach, and following the date of such breach or threatened breach, the Executive shall have no further rights to any Non-Competition Compensation, and (ii) in addition to other available remedies, seek equitable relief (by injunction, restraining order, or other similar remedy) against such breach or threatened breach from a court of competent jurisdiction without the necessity of showing actual damages and without the necessity of posting a bond or other security. In the event a court of competent jurisdiction determines that the Executive’s obligations under Section 5 or this Section 6 are more restrictive than necessary to protect the Group’s legitimate business interests, such court may reduce the scope of the restriction(s), or sever and remove the unenforceable provision(s), to the extent necessary to make the restriction(s) enforceable.

(f)	For purposes of this Agreement: (i) “Non-Compete Time Period” means 6 months after the Termination Date; provided that this period may be extended by such additional period as mutually agreed in writing between the Parties; and (ii) “Restricted Time Period means 3 years after the Termination Date”; provided that this period may be extended by such additional period as mutually agreed in writing between the Parties.

7.	Assignment. This Agreement will be binding upon and inure to the benefit of: (a) any Successor of the Indian Company; and (b) to the heirs, executors and legal representatives of the Executive upon the Executive’s death as it relates to the severance compensation specified in Section 3. Any such successor of the Indian Company will be deemed substituted for the Indian Company under the terms of this Agreement for all purposes. For this purpose, “Successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Indian Company. None of the rights of the Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of the Executive’s right to compensation or other benefits will be null and void.

8.	Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and signed by or on behalf of the Party giving it. Such notice shall be served by sending it or by delivering by hand, mail or courier to the address set forth below. In each case it shall be marked for the attention of the relevant Party set forth below. Any notice so served shall be deemed to have been duly given (i) in case of delivery by hand, when hand delivered to the other Party; or (ii) when sent by mail, where 7 (seven) business days have elapsed after deposit in the mail with certified mail receipt requested postage prepaid; or (iii) when delivered by courier on the second business day after deposit with an overnight delivery service, postage prepaid, with next business day delivery guaranteed, provided that the sending Party receives a confirmation of delivery from the delivery service provider; or (iv) for electronic mail notification with return receipt requested, upon the obtaining of a valid return receipt from the recipient.

To the Indian Company:

Azure Power India Private Limited

Address: 5th floor, Southern Park, D-II, Saket Place, Saket, New Delhi - 110017
Attn: Chairman, Board of Directors

To the Executive:

Mr. Harsh Shah

Address: 2003, Vista 3, The Address, opposite R-city mall, LBS road, Ghatkopar

West, Mumbai 400086

9.	Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

10.	Governing Law and Arbitration. The provisions of this Agreement shall, in all respects, be governed by, and construed in accordance with the laws of India. Any dispute arising out of or in connection with this Agreement, including any question regarding the existence, validity or termination of this Agreement shall be referred to and finally resolved by arbitration in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (SIAC Rules), which rules are deemed to be incorporated by reference in this Section. The seat of arbitration shall be Singapore, and venue of arbitration shall be New Delhi. The arbitral tribunal shall consist one 1 (One) arbitrator, jointly appointed by the Parties. In the event that the Parties are unable to appoint such sole arbitrator, then, the Executive on one hand and the Indian Company on the other hand, will appoint 1 (One) arbitrator each, and the 2 (Two) arbitrators so appointed shall appoint the third arbitrator. The law governing this Agreement shall be Indian law. The language of arbitration shall be English. Subject to the foregoing, the Parties agree to be subject to the exclusive jurisdiction of the courts in New Delhi. Nothing herein contained shall be construed as prohibiting any of the Companies from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the Executive.

11.	Works. All work performed by the Executive and all inventions, discoveries, developments, work product, processes, improvements, creations, deliverables and all written, graphic or recorded material and works of authorship fixed in any tangible medium of expression made, created or prepared by the Executive, alone or jointly with others, during the Executive’s employment with the Companies and relating to the Group’s business (collectively, the “Works”) shall be the Companies’ exclusive property, shall be deemed a work made for hire, and all rights, title and interest in the Works shall vest in the Companies. To the extent that the title or rights to any such Works may not, by operation of law, vest in the Companies, all rights, title and interest to such Works are hereby irrevocably assigned to the Companies. All Works shall belong exclusively to the Companies, and the Companies shall have the right to obtain and hold in their own name, any patents, copyrights, registrations or such other intellectual properly protections as may be appropriate to the subject matter. The Executive will sign documents of assignment, declarations and other documents and take all other actions reasonably required by the Companies, at the Companies’ s expense, to perfect and enforce any of its proprietary rights and to vest all right, title and interest to the Works in the Companies. This Section does not apply to an invention for which no equipment, supplies, facility, or Confidential Information of the

Group was used and which was developed entirely on the Executive’s own time, unless: (a) the invention relates (1) directly to the business of the Group, or (2) to the Group’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the Executive for the Group. To the extent that the title or rights to any such Works may not, by operation of law, vest in the Companies, all rights, title and interest to such Works are hereby irrevocably, absolutely and perpetually assigned to the Companies for worldwide territory. Notwithstanding the provisions of Section 19(4) of the Copyright Act, 1957, any assignment in so far as it relates to copyrightable material shall not lapse nor the rights transferred therein revert to the Executive, even if the Companies do not exercise the rights under the assignment within a period of one year from the date of assignment. The Executive hereby agrees to waive any right to and agrees to refrain from raising any objection or claims to the Copyright Board with respect to any assignment, pursuant to Section 19A of the Copyright Act, 1957. The Executive also waives all moral rights in relation to the Work developed or conceived by the Executive. The Executive acknowledges that the Fixed Pay payable under this Agreement is good and valuable consideration for the assignment of the Works, the sufficiency of which is hereby acknowledged.

12.	Definitions. For purposes of this Agreement, the following terms have the following meanings, unless the context requires otherwise or unless otherwise stated.

“Affiliate” means any entity that directly, or indirectly through one or more intermediaries, is owned or controlled by, owns or controls, or is under common ownership or control with, the Indian Company or Mauritius Company; for this purpose, “control” of an entity means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the entity, whether through the ownership of voting securities, by contract or otherwise.

“Company” means, individually, each of the Indian Company and Mauritius Company, and “Companies” means, collectively, the Indian Company and Mauritius Company.

“Cause” means the occurrence of one or more of the following: (i) an act of fraud or dishonesty made by the Executive against the Group in connection with the Executive’s responsibilities which the Indian Company or Mauritius Company reasonably believes will damage its business; (ii) the Executive’s conviction of, or plea of no contest to, a felony (excluding traffic offenses) which the India Company Board or Mauritius Company reasonably believes had or will have a detrimental effect on the reputation or business of the Indian Company or Mauritius Company or its affiliates; (iii) the Executive’s intentional or gross misconduct; (iv) the Executive’s intentional improper disclosure of confidential information; (v) the Executive’s continued violations of material Indian Company or Mauritius Company policies or provisions of the Executive’s agreements with the Indian Company or Mauritius Company, including any violation of or failure to perform the Executive’s reasonably assigned duties; or (vi) the Executive’s failure to cooperate with the Indian Company or Mauritius Company in any investigation or formal proceeding.

“Competing Service/Product” means any service or product that is similar to and competitive with any of the services/products and/or related services/products offered or provided by the Group as of the Termination Date.

“Competitive Business” means any company engaged in the renewable power business, wind, solar or hydro, energy storage or any other business of the Group as of the Termination Date in the Restricted Geographic Area.

“Garden Leave” means a Company’s right to place the Executive on “garden leave” during the Notice Period. Such Company may, in its sole discretion, during the Garden Leave to: (a) suspend or terminate, in whole or in part, any powers, duties or work exercised by or provided to the Executive; (b) change the Executive’s designation or duties as such Company decides appropriate; (c) prevent the Executive from contacting or communicating with any current, former or proposed clients, customers, employees, or vendors of the Group; (d) exclude the Executive from the premises of the Group; (e) announce to employees, clients, customers, vendors and other relevant persons of the Group that Executive has been given notice of termination or that the Executive has resigned; and/or (f) ask the Executive to resign so such Company can appoint a new Chief Executive Officer prior to the end of the Notice Period, provided that in such event the last date of the Notice Period shall be deemed the Termination Date.

“Group” means any of the Companies, their subsidiaries and their Affiliates, unless the context otherwise requires.

“Group’s Customer” or “Group Customer” means: (i) any Person to whom the Group is selling or providing any service or product as of the Termination Date; (ii) any Person to whom the Group provided or sold any service or product at any time during the one (1) year preceding the Termination Date; and/or (ii) any Person with whom the Group has contracted or otherwise entered into an arrangement to provide any service or product as of the time of the Termination Date.

“Mauritius Company” means Azure Power Global Limited, a company incorporated under the laws of Mauritius and having its office at C/o AAA Global Services Ltd, 1st Floor, The Exchange 18 Cybercity, Ebene,, Mauritius, which expression shall unless repugnant to the meaning or context thereof, be deemed to include its successors and permitted assigns.

“Person” means any individual or entity (including without limitation a corporation, partnership, Limited Lability company, trust, joint venture, or governmental entity or agency).

“Prohibited Capacity” means: (i) the same or similar capacity or function to that in which the Executive worked for the Group at any time during his employment; (ii) any executive or officer capacity or function; (iii) any business development capacity or function; (iv) any ownership capacity (except the Executive may own as a passive investment up to two percent of any class of securities of a company regularly traded on a national stock exchange or other public market);

(v) any business consulting or advising capacity of function; (vi) any director or similar capacity or function; (vii) any capacity or function in which the Executive likely would inevitably use or disclose any of the Group’s trade secrets and/or Confidential Information; (viii) any capacity or function in which the customer goodwill the Executive helped to develop on behalf of the Group would facilitate or support the Executive’s work for a Competitive Business; and/or (ix) any other capacity or function in which the Executive’s knowledge of the Confidential Information would facilitate or assist the Executive’s work for the Competitive Business.

“Restricted Geographic Area” means India, and each country the Group is doing business in as of the Termination Date.

13.	Integration. This Agreement represents the entire agreement and understanding between the Parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. This Agreement may be modified only by agreement of the Parties by a written instrument executed by the Parties that is designated as an amendment to this Agreement.

14.	Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

15.	Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

16.	Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

17.	Acknowledgment. The Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

18.	Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

[Schedule and signature pages follow]

SCHEDULE 1 | KEY PARAMETERS OF EXECUTIVE RELEASE AGREEMENT

The Executive acknowledges and agrees that as a condition precedent to receiving any portion of the severance compensation detailed in Section 3 of the Agreement, the Executive will execute, deliver to the Companies, and not revoke, the Executive Release Agreement, which will: (a) substantially contain the following terms which are acknowledged and agreed to by the Executive (upfront) at the time of signing this Agreement, and (b) be executed and delivered to the Companies (and not subsequently revoked) in a form prepared by, and satisfactory to, the Indian Company:

(1)	The Executive confirms that all positions (including, but not limited to, all board / committee and executive positions) held by him in the Companies and / or in the Group, shall stand vacated as of the close of business of the Indian Company.

(2)	The Executive, both on his behalf and on behalf of his successors and heirs, releases and forever discharges the Companies, their affiliates and their present and/or former owners, officers, directors, employees, agents, attorneys, insurers, representatives, employee benefit plans and their fiduciaries, both individually and in their representative capacities from all Claims (other than in respect of payment of amounts specifically set out in the Executive Release Agreement), and hereby acknowledges and declares that on payment by the Indian Company of the dues to the Executive in accordance with the terms of the Agreement and the Executive Release Agreement, the Executive will have no Claims against the Companies and if required execute such further documents as may be reasonably required by Companies in confirmation on payment of the amounts due. The Executive waives any future Claims whatsoever that the Executive or his successors or heirs have or may have against any of the Companies, their affiliates and their present and/or former owners, officers, directors, employees, agents, attorneys, insurers, representatives, employee benefit plans and their fiduciaries, both individually and in their representative capacities, other than those in respect of payment of amounts due.

For this purpose, ‘Claims’ means any and all past and present claims, charges, complaints, lawsuits, liabilities, obligations, promises, agreements, damages, actions, causes of action, rights, demands, costs (including all legal costs), losses, debts and expenses, injuries and grievances of any and every kind. Claims also includes, but is not limited to, a full release of any and all claims for punitive damages, attorneys’ fees, injunctive relief, declaratory relief, equitable relief, loss of wages, loss of other employment, back pay, front pay, liquidated damages, compensatory damages, breach of express or implied contract, wages or benefits owed, covenants of fair dealing and good faith, interference with contract, option grants, wrongful discharge or termination, fraud, personal injury, infliction of emotional distress, mental anguish, libel, slander, defamation, negligence, assault, battery, invasion of privacy, false imprisonment, civil conspiracy, duress, promissory or equitable estoppel, violation of public policy, retaliation, breach of fiduciary duty, bad faith, employment discrimination or harassment of any type or retaliation based on any protected status (including, without limitation, national origin, race, age, sex, sexual orientation, disability, workers’

compensation status, or other protected category) or other discrimination, retaliation or harassment in accordance with the subsisting laws in India or any other applicable state or local law, regulations or other similar provisions, vacation pay, sick pay, any retirement or pension contributions or benefits, medical or health benefits, short or long term disability benefits, long service payment, severance or redundancy payments, notice (or payment in lieu), leave encashment, allowances, bonus (statutory or otherwise), incentive share or share option scheme, retention scheme, and any other employee benefits; and any and all claims and demands of any other kind and nature whatsoever, foreseen, unforeseen, or unforeseeable, now known or which may hereafter be discovered relating to his employment with and/or separation from the Companies, or to any event, act or omission that has occurred at any time up to and including the date of termination of the Executive, whether or not the Claim arises or may arise under contract, tort, equity or statute.

(3)	The Executive shall not, up to and after the date of termination, directly or indirectly, make disparaging or negative statements of whatever kind and in whatever context, through any medium, about any of the Companies, their affiliates, their officers, directors, employees, business practices, plans or procedures, products, or pertaining to the Executive’s tenure with the Companies or the terms of this Agreement.

(4)	The Executive agrees to take all steps, execute all documents and do all acts and things as may be reasonably required by the Companies to give effect to the transactions and matters contemplated by the Agreement and the Executive Release Agreement, and implement the provisions of the same.

(5)	In the event, at any time after the termination of employment of the Executive, it is discovered (pursuant to any internal or external / regulatory investigation(s)) that the Executive was engaged or involved in any of the following: (a) misconduct / fraud, (b) gross negligence, (c) breach of any terms of employment or applicable laws or the Agreement or the Executive Release Agreement, or (d) misappropriation of funds / property, then the Companies shall have all rights and entitlements against the Executive, as may be available under applicable laws, and/or in equity, including the right to claim damages for breach/ actions of the Executive.

IN WITNESS WHEREOF, the Parties have entered into this Agreement on the day and year first above written.

For Azure Power India Private Limited

Authorized Signatory

Name:

Designation:

Signature Page – Executive Employment Agreement

IN WITNESS WHEREOF, the Parties have entered into this Agreement on the day and year first above written.

Name:	Harsh Shah

Signature Page – Executive Employment Agreement